Exhibit 99.1

Goldner Hawn Johnson & Morrison Incorporated 3700 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Contact: Lisa A. Kro, Principal and CFO Phone: (612) 347-0157	Transport Corporation of America, Inc. 1715 Yankee Doodle Road Eagan, MN 55121 Contacts: Michael J. Paxton, President and CEO Keith R. Klein, EVP and COO Phone: (651) 686-2500

FOR IMMEDIATE RELEASE

Tuesday, February 28, 2006

GOLDNER HAWN COMPLETES ACQUISITION OF
TRANSPORT CORPORATION OF AMERICA

Minneapolis, Minnesota, February 28, 2006:  Goldner Hawn Johnson & Morrison Incorporated (“Goldner Hawn”) and Transport Corporation of America, Inc. (“Transport America”) today announced that the shareholders of TCAM voted to approve the merger agreement providing for the acquisition of TCAM by an affiliate of Goldner Hawn at a special meeting held today.

“We love investing in Minnesota and we love helping take companies from the public market to the private markets. Sarbanes Oxley, quarterly earnings pressures and compensation issues all conspire to distract management from the important business of growth and job creation. We are very much looking forward to partnering with Mike Paxton, Keith Klein and all of the leaders at Transport America,” said Joe Heinen, Vice President of Goldner Hawn.

Immediately following the conclusion of the special meeting, the parties completed the merger. Under the terms of the merger agreement, shareholders will be entitled to receive $10.00 per share in cash, without interest, for each share of TCAM Common Stock held by them. LaSalle Bank National Association, the exchange agent for the merger, is mailing to all shareholders of record letters of transmittal, which must be completed by the shareholders in order to receive the merger consideration.

Financing for the transaction included a combination of equity funding provided by Marathon Fund Limited Partnership V, an affiliate of Goldner Hawn, and certain managers of TCAM, and senior secured loan facilities from a group of lenders led by LaSalle Business Credit, LLC.

Goldner Hawn was represented in the transaction by the law firm of Dorsey & Whitney LLP. TCAM was represented by the law firm of Robins, Kaplan, Miller & Ciresi, LLP.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis-St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States, Mexico, and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

About Goldner Hawn Johnson & Morrison

Goldner Hawn, founded in 1989, is a Minneapolis-based private equity investment group focused on middle-market, management-led buyouts. This acquisition, its fourth completed public-to-private transaction and second acquisition of 2006, is being made through its investment affiliate, Marathon Fund Limited Partnership V.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.